Harbinger Group Inc. Reports First Quarter Results Achieves Revenues of $1.44 Billion as Compared to $1.51 Billion in the First Quarter of 2014
Currency-Consistent Revenues, Excluding Impact of Net Investment Gains, Increase 4.1%

NEW YORK - February 6, 2015 -- Harbinger Group Inc. (“HGI” or the “Company”; NYSE: HRG), a diversified holding company seeking to acquire and grow attractive businesses that can, in the long term, generate sustainable free cash flow, today announced its consolidated results for the first quarter of Fiscal 2015 ended on December 31, 2014 (the "Fiscal 2015 Quarter"). The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•
Energy, which consists of Compass Production Partners, LP ("Compass"), a subsidiary of HGI Energy Holdings, LLC ("HGI Energy") engaged in the operation, acquisition and development of conventional oil and natural gas assets in the U.S.; and

•
Asset Management, which includes Salus Capital Partners, LLC (“Salus”), Five Island Asset Management, LLC (“Five Island”), Energy & Infrastructure Capital ("EIC") and CorAmerica Capital, LLC ("CorAmerica").

“This quarter, we continued to successfully execute our strategy of partnering with our operating companies to grow their businesses both organically through targeted investments and accretive acquisitions, with the objective of expanding their product portfolios, scale and geographic reach," said Omar Asali, President of HGI. "We continue to expect a record performance in Fiscal 2015 from our Consumer Products segment, with growth in its revenue and profitability, even though the performance this quarter was negatively affected by foreign exchange. In Energy, the transition to operating Compass as a standalone company is progressing well, and while the recent, severe reduction in oil prices has slowed our growth and contributed to a non-cash impairment to our results this quarter, we believe sustained prices at these lower levels will provide our Compass operation with attractive buying opportunities to expand our presence in a vertical that we continue to believe will provide attractive sources of growth over the long-term.

"Elsewhere across the business, we are very pleased that sales of our core fixed index annuities products in Insurance more than doubled this quarter and we increased our market share in this attractive and growing market, and revenues in our Asset Management business grew substantially from the year ago period as the recent additions to our lending platform in energy, infrastructure and real estate have come online and are now contributing to our results," continued Asali. "We also continued to exercise discipline with our capital allocation policy by assisting our subsidiary companies complete accretive tuck-in and bolt-on acquisitions, and also by acquiring an additional 1.5 million shares of HGI common stock via our buyback program."

First Quarter Fiscal 2015 Consolidated Highlights:

•
HGI recorded total Revenues of $1.4 billion for the Fiscal 2015 Quarter, a decrease of $71.6 million, or 4.7%, as compared to the first quarter of fiscal 2014 (the "Fiscal 2014 Quarter"), driven primarily by lower net investment gains in Insurance as compared to the Fiscal 2014 Quarter as well as the impact of unfavorable foreign exchange in Consumer Products. Revenue excluding the impact of both items increased 4.1%.

•
Consolidated Operating loss of $183.0 million in the Fiscal 2015 Quarter compared to the $179.3 million of Operating income reported in the Fiscal 2014 Quarter, a decrease of $362.3 million. The decrease is due primarily to the recognition of non-cash impairments in Energy and Corporate and Other, as described in the Additional Items section below. Excluding the impact of the non-cash impairments in Energy and Corporate and Other, Operating income would have declined $112.1 million, or 62.5%, as compared to the Fiscal 2014 Quarter, due primarily to the impact of an increase in Insurance reserves, as described further in Segment Results.

•
In the Fiscal 2015 Quarter, HGI received dividends of $22.3 million from its subsidiaries, which includes $10 million in quarterly dividends from Compass and excludes $4.5 million of interest payments made by HGI on behalf of HGI Energy with respect to certain intercompany notes issued by HGI Energy to other HGI subsidiaries.

•
Given recent instability in oil and gas prices, HGI Energy is expected to use its available free cash flow from operations to reduce the current level of debt held at Compass, rather than provide HGI with additional dividends over the remaining three quarters of Fiscal 2015. Accordingly, the Company now expects to receive approximately $81 million in dividends from its underlying subsidiaries in Fiscal 2015, which includes the $22.3 million already received and excludes $9.0 million of interest payments made and expected to be made by HGI on behalf of HGI Energy in Fiscal 2015.

•
HGI ended Fiscal 2015 Quarter with corporate cash and investments of approximately $293.0 million (primarily held at HGI and HGI Funding LLC), a decrease of $223.6 million from the comparable balance of $516.6 million held as of September 30, 2014 due primarily to M&A activities and the acquisition of HGI's common stock under its existing buyback authorization (both are described further in the "Additional Items" section below), as well as selling, general and administrative expense related primarily to incentive-based compensation and a one-time separation cost related to the resignation of Philip Falcone as Chairman and Chief Executive Officer of HGI.

•
Net loss attributable to common and participating preferred stockholders of $109.8 million, or $0.56 per common share attributable to controlling interest during the Fiscal 2015 Quarter, compared to a Net loss attributable to common and participating preferred stockholders of $39.0 million, or $0.28 per common share attributable to controlling interest during the Fiscal 2014 Quarter. The loss increased due primarily to the lower Operating income in the current period, as described above.

Additional Items:
Compass Transaction
During the Fiscal 2015 Quarter, the Company acquired the approximately 25.5% remaining interest in Compass Production Partners, LP that it did not already own from EXCO Resources, Inc. in exchange for $118.8 million in cash. Accordingly, as of the October 31, 2014 transaction date, the Company owned a 99.8% economic interest in Compass and 100% of the ownership interests in the general partnership.
The transaction resulted in the re-measurement of the Company's basis in Compass to fair value. This re-measurement increased the investment in Compass by $141.2 million, due primarily to the valuation of its proved oil and natural gas properties by using market-based, comparable transactions in publicly-traded firms with similar lines of business, as well as NYMEX forward strip prices, among other factors. This increase was recorded as a gain in Other Income in the quarter.
Non-Cash Impairments
Energy
Pursuant to SEC reporting requirements, Compass performed a ceiling test at the end of the quarter utilizing simple average spot prices for the trailing twelve month period for proved reserves, which may not be indicative of actual market values or forward strip prices for those reserves. As a result of this test, Compass recorded a non-cash impairment of $190.0 million to its proved oil and natural gas properties, due primarily to the re-measurement of the assets to fair value as described above as well as the recent decline in oil and natural gas prices. The impairment is reflected in the Operating income of the Energy segment for the Fiscal 2015 Quarter. Compass expects to incur additional, non-cash impairments to its properties in Fiscal 2015 if oil and gas prices do not increase.
Corporate and Other
During the Fiscal 2015 Quarter, certain factors triggered an interim test of the goodwill and intangible assets at Frederick's of Hollywood, which has been executing a turn-around plan of its operations. As a result of these tests, the Company recorded $60.2 million in non-cash impairments, which was recorded in the Corporate and Other segment.

Debt
As of December 31, 2014, the Company had approximately $604.4 million in aggregate principal amount of its 7.875% Senior Secured Notes due 2019 outstanding and approximately $750.0 million in aggregate principal amount of the 7.75% Senior Notes due 2022 outstanding. These amounts do not include debt that has been issued at any of the Company's subsidiaries.
Common Stock Buyback Program
As part of its previously announced $100 million share repurchase program, the Company purchased 1.5 million shares at an average price of $12.96 for an aggregate $19.0 million during the Fiscal 2015 Quarter. Since the program's inception in May 2014, the Company has purchased 6.7 million shares at an average price of $12.69 as of December 31, 2014 for an aggregate $84.5 million.
Under this repurchase program, an additional $15.5 million was available, as of December 31, 2014, for subsequent repurchases, subject to the discretion of HGI's management or Board. Subject to certain conditions, the program authorizes purchases to be made from time to time in one or more open market or private transactions and does not require HGI to purchase any specific number of shares. The program may be terminated at any time.

HGI’s consolidated results in the Fiscal 2015 Quarter also reflect a $3.4 million decrease in interest expense relative to the Fiscal 2014 Quarter, due primarily to refinancing activities at HGI and its subsidiaries in 2014 to lower interest rate debt, which was partially offset by higher overall debt levels.
Additionally, HGI incurred a tax expense of $16.8 million in the Fiscal 2015 Quarter and a (18.8)% effective tax rate as compared to a $38.3 million expense in the Fiscal 2014 Quarter and a 104.4% effective tax rate. The decrease in tax expense in the current quarter was due primarily to reduced income from continuing operations.

Quarterly Segment Highlights:
Consumer Products

•
Consumer Products Revenues decreased $32.8 million to $1.1 billion, due primarily to $37.4 million in net unfavorable impact from foreign exchange. The segment's Operating income decreased 7.5% to $115.6 million, as compared to $125.0 million for the Fiscal 2014 Quarter, due primarily to the impact from foreign exchange.

•
In October, Spectrum Brands completed the acquisition of Tell Manufacturing, a leading manufacturer of commercial locksets and related hardware, for $30.3 million. The transaction is expected to be complementary to the Company's existing assets in residential locksets.

•
On January 28, 2015, Spectrum Brands announced that its Board of Directors approved a $0.33 per share quarterly common stock dividend, a 10% increase from the $0.30 dividend declared in the Fiscal 2014 Quarter. Over the past two years, the quarterly dividend paid to Spectrum Brands common stockholders has increased 32%.

Insurance

•
Sales of annuities in Insurance increased 67%, or $362.2 million, over the Fiscal 2014 Quarter to $902.6 million, with fixed indexed annuities more than doubling to $647.5 million over the same period.

•	Revenues decreased 16.7%, from $373.1 million to $310.8 million due to lower net investment gains as compared to the Fiscal 2014 Quarter.

•
Operating income for the Insurance segment decreased $60.1 million, or 70.5%, to $25.2 million from the Fiscal 2014 Quarter due primarily to an increase in FGL's insurance reserves made in connection with lower risk free market rates observed in the Fiscal 2015 Quarter. The segment’s adjusted operating income (“Insurance AOI”) decreased by $3.6 million, or 11%, to $30.3 million versus $33.9 million for the Fiscal 2014 Quarter.

•
In November, Front Street Cayman, a wholly owned subsidiary of Front Street, purchased Ability Re, a provider of long-term care reinsurance services, from Ability Re Holdings for $19.2 million. The acquisition is expected to be complementary to Front Street Cayman's existing business activities in asset intensive, long-duration insurance liabilities.

Energy

•
The Energy segment reported Revenue of $34.3 million, a decrease of $1.2 million, or 3.4%, from the Fiscal 2014 Quarter, due primarily to lower commodity prices partially offset by the impact of the acquisition of the full interest in Compass.

Asset Management

•	The Asset Management segment contributed $8.0 million to consolidated revenues for the Fiscal 2015 Quarter, an increase of $3.5 million over the Fiscal 2014 Quarter.

•
Salus originated $76.0 million of new asset-based loan commitments in the Fiscal 2015 Quarter, and together with its affiliated co-lenders FGL and FSR, had $791.9 million of loans outstanding as of December 31, 2014, net of allowance for credit losses of $7.5 million.

Detail on First Quarter Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated net sales of $1,067.8 million for the Fiscal 2015 Quarter, a decrease of $32.8 million, or 3.0%, as compared to $1,100.6 million in the Fiscal 2014 Quarter. The decrease was due primarily to an unfavorable impact from foreign exchange of $37.4 million as the Euro weakened relative to the US dollar as compared to the Fiscal 2014 Quarter. Excluding the net impact of foreign exchange, sales increased $4.6 million, or 0.4%, as compared to the to Fiscal 2014 Quarter, as higher sales of small appliances, electronic personal care products and home and garden control products more than offset a decrease in consumer battery sales, which was due to competitor promotions and inventory reductions at a major retail customer, as well as lower hardware and home improvement products and pet supplies.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, was $370.2 million in the Fiscal 2015 Quarter, a decrease of $11.0 million, or 2.9%, as compared to the $381.2 million reported in the Fiscal 2014 Quarter. The decrease was driven primarily by the unfavorable impact from foreign exchange. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, increased immaterially to 34.7% in the Fiscal 2014 Quarter.
Operating income decreased $9.4 million, or 7.5%, to $115.6 million in the Fiscal 2015 Quarter, as compared to $125.0 million in the Fiscal 2014 Quarter, driven by the same factors that affected gross profit.
Consumer Products achieved adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) of $175.8 million for the Fiscal 2015 Quarter, a decrease of $3.0 million, or 1.7%, as compared to the Fiscal 2014 Quarter. Excluding the net unfavorable impact of $11.1 million in foreign exchange, Adjusted EBITDA-Consumer Products increased $8.1 million, or 4.5%, representing the seventeenth consecutive quarter of currency-consistent year-over-year growth in Adjusted EBITDA-Consumer Products. The increase is primarily due to ongoing initiatives to manage operating and product costs.
After the close of the Fiscal 2015 Quarter, on January 28, 2015, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.33 per share on Spectrum Brands’ common stock. This is a 10% increase in the quarterly dividend declared for Fiscal 2015 as compared to the $0.30 quarterly dividend paid per share in connection with Fiscal 2014. The newly-declared dividend, which is a regular taxable cash dividend, is payable on March 10, 2015 to all Spectrum Brands stockholders of record as of the close of business on February 17, 2015.

For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' most recent quarterly earnings announcement, which may be accessed at www.spectrumbrands.com.

Insurance:
Note: Insurance AOI, as described below, is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see "Non-U.S. GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's reported income in the tables accompanying this release. In the second quarter of 2014, the Insurance AOI definition was revised from a pre-tax basis to an after-tax basis. Insurance AOI now includes now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income.

The Insurance segment recorded annuity sales, which are recorded as deposit liabilities (i.e. contract holder funds) in accordance with the accounting principles that are generally accepted in the United States, of $902.6 million for the Fiscal 2015 Quarter as compared to $540.4 million in the Fiscal 2014 Quarter, an increase of $362.2 million, or 67%. Additionally, during the Fiscal 2015 Quarter, FGL grew fixed indexed annuities by 115% over the Fiscal 2014 Quarter and 42% on a sequential basis. The increase in annuity sales and fixed indexed annuities is attributable to ongoing marketing initiatives with existing distribution partners as well as the launch of new products.
Net investment income increased $26.5 million, or 13.2%, to $226.9 million for the Fiscal 2015 Quarter from $200.4 million for the Fiscal 2014 Quarter, as the yield on average invested assets at FGL increased nearly 200 basis points to 4.83%. Operating income decreased $60.1 million, or 70.5%, to $25.2 million for the Fiscal 2015 Quarter from $85.3 million for the Fiscal 2014 Quarter, due primarily to an increase in FGL's insurance reserves made in connection with lower risk free market rates observed in the Fiscal 2015 Quarter.
The segment recorded an Insurance AOI of $30.3 million for the Fiscal 2015 Quarter, a decrease of $3.6 million, or 11%, from $33.9 million for the Fiscal 2014 Quarter. While Insurance AOI was negatively affected by the reduced operating income, the current period results benefited from improved contribution from embedded derivatives in fixed indexed annuities.
The Insurance segment had approximately $18.9 billion of assets under management as of December 31, 2014. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of December 31, 2014, HGI's Insurance segment had a net U.S. GAAP book value of $1.3 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $556.5 million). As of December 31, 2014, the Insurance segment's available for sale investment portfolio had $756.5 million in net unrealized gains on a U.S. GAAP basis.
For more information on HGI's Insurance segment, interested parties should read Fidelity & Guaranty Life’s announcements and public filings with the Securities & Exchange Commission, including Fidelity & Guaranty Life’s most recent quarterly earnings announcement, available at www.fglife.com.

Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $34.3 million for the Fiscal 2015 Quarter, a decrease of $1.2 million, or 3.4%, from the Fiscal 2014 Quarter. The decline in revenues was due primarily to lower prices for oil, natural gas and natural gas liquids prices, as well as expected decreases in natural gas production offset slightly by additional revenue earned through the acquisition of EXCO's interest in Compass on October 31, 2014. Average sales prices for oil and natural gas liquids declined by 29% and 37%, respectively, in the current quarter as compared to the Fiscal 2014 Quarter.

Operating loss for the Fiscal 2015 Quarter was $195.0 million, a decrease of $201.0 million from the Fiscal 2014 Quarter Operating income of $6.0 million, due primarily to the impairment previously discussed in the "Additional Items" section. Excluding the impairment, the Operating loss of $5.0 million for the Fiscal 2015 Quarter was a decrease of $11.0 million from the Fiscal 2014 Quarter due to the impact of the lower revenues as well as higher operating and general expense related to the incurrence of certain costs as Compass continues its transition from its former joint venture structure.
Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $12.9 million for the Fiscal 2015 Quarter, a decrease of $5.1 million, or 28.3%, from the Fiscal 2014 Quarter, due to the same factors affecting the Operating loss.
For the Fiscal 2015 Quarter, the Energy segment's production was 124 Mbbl of oil, 153 Mbbl of natural gas liquids and 6,114 Mmcf of natural gas. In the current period, average daily production at Compass was 85 Mmcfe as compared to 75 Mmcfe in the Fiscal 2014 Quarter, with the increase due primarily to the acquisition of EXCO's interest in Compass, as the prior period reflects only the Company's proportional interest in Compass' production, which more than offset the impact of natural production declines.

Asset Management:
Asset Management segment revenues of $8.0 million for the Fiscal 2015 Quarter increased $3.5 million, or 77.8%, from $4.5 million in the Fiscal 2014 Quarter. The growth is primarily the result of an increase asset management fees earned from affiliates, including Five Island, Energy & Infrastructure Capital and CorAmerica.
The Asset Management segment reported an Operating loss of $1.1 million for the Fiscal 2015 Quarter, an improvement of $2.8 million as compared to the operating loss of $3.9 million generated during the Fiscal 2014 Quarter. The increase in revenues more than offset the increase in overhead costs incurred to support the ongoing expansion of the segment into new lines of business, such as infrastructure investing and commercial and residential real estate.
During the Fiscal 2015 Quarter, Salus closed on 1 transaction, representing approximately $76.0 million in total new commitment.

Conference Call
Harbinger Group Inc. will host a live conference call to discuss its results on Friday, February 6, 2015 at 10 a.m. Eastern Standard Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310304. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HGI Website, www.harbingergroupinc.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight February 9, 2015 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310304. A replay will also be available on the company's website.
About Harbinger Group Inc.
Harbinger Group Inc. is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, and personal insect repellents); provide asset management services, including asset-based loans, high-yield investing, infrastructure lending and real estate investing; and own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also make investments in debt instruments and acquire minority equity interests in companies. HGI is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.

Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding expected dividends from our subsidiaries, capital needs of our subsidiaries and potential acquisitions, expectations with respect to foreign exchange rates and commodity prices and expectations regarding our common stock buyback program, for which the manner of purchase, the number of shares to be purchased and the timing of purchases will be based on the price of HGI's common stock, general business and market conditions and applicable legal requirements, and is subject to the discretion of HGI's management. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions; the decision of HGI subsidiaries' boards to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant consideration as determined by the applicable board; HGI's liquidity, which may be impacted by a variety of factors, including the capital needs of HGI's current and future subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HGI's and its subsidiaries' ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries; completing future acquisitions and dispositions; litigation; potential and contingent liabilities; management's plans; changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
We exclude the impact of foreign currency losses of $37 million and the net investment gains on the measure of revenue growth of the quarter, which is based on a non-GAAP financial measure. While these adjustments are an integral part of the overall performance of the business, macroeconomic factors and volatility caused by portfolio repositioning and derivative movements can overshadow the underlying performance. We believe this measure assists in understanding the trends in our business.
Our Consumer Products segment uses Adjusted EBITDA-Consumer Products, a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.

Our Insurance segment uses Insurance AOI, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the impact of certain litigation reserves. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.
Our Energy segment uses Adjusted EBITDA-Energy, a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the Compass'/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

For further information contact:

Harbinger Group Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@harbingergroupinc.com

Source: Harbinger Group Inc.
(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2014	September 30, 2014
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturities	$17,677.8	$17,211.5
Equity securities	717.4	768.1
Derivatives	306.2	296.3
Asset-based loans	791.9	811.6
Other invested assets	247.0	165.0
Total investments	19,740.3	19,252.5
Cash and cash equivalents	1,311.4	1,319.2
Receivables, net	660.1	585.1
Inventories, net	710.2	635.2
Accrued investment income	167.9	184.9
Reinsurance recoverable	2,416.7	2,397.6
Deferred tax assets	178.8	186.7
Properties, including oil and natural gas properties, net	1,054.8	908.6
Goodwill	1,491.9	1,524.8
Intangibles, including deferred acquisition costs and value of business acquired, net	2,712.3	2,683.7
Other assets	762.3	421.9
Total assets	$31,206.7	$30,100.2

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$17,160.1	$16,463.5
Future policy benefits	3,980.3	3,655.5
Liability for policy and contract claims	67.8	58.1
Funds withheld from reinsurers	38.4	38.0
Total insurance reserves	21,246.6	20,215.1
Debt	5,666.0	5,157.8
Accounts payable and other current liabilities	899.6	1,033.0
Employee benefit obligations	82.5	86.2
Deferred tax liabilities	518.0	533.3
Other liabilities	712.0	817.8
Total liabilities	29,124.7	27,843.2

Commitments and contingencies

Harbinger Group Inc. stockholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,437.7	1,472.3
Accumulated deficit	(386.1)	(276.3)
Accumulated other comprehensive income	222.6	243.6
Total Harbinger Group Inc. stockholders' equity	1,276.2	1,441.6
Noncontrolling interest:	805.8	815.4
Total permanent equity	2,082.0	2,257.0
Total liabilities and equity	$31,206.7	$30,100.2

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended December 31,
	2014	2013
	(Unaudited)
Revenues:
Net consumer and other product sales	$1,088.8	$1,100.6
Oil and natural gas	34.3	35.5
Insurance premiums	11.7	13.9
Net investment income	230.8	201.2
Net investment gains	52.0	141.9
Insurance and investment product fees and other	20.8	16.9
Total revenues	1,438.4	1,510.0
Operating costs and expenses:
Cost of consumer products and other goods sold	712.0	719.4
Oil and natural gas direct operating costs	20.5	16.1
Benefits and other changes in policy reserves	241.5	234.7
Selling, acquisition, operating and general expenses	365.4	317.1
Impairments	250.2	—
Amortization of intangibles	31.8	43.4
Total operating costs and expenses	1,621.4	1,330.7
Operating (loss) income	(183.0)	179.3
Interest expense	(80.6)	(84.0)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	(47.2)
Gain on contingent purchase price reduction	—	0.5
Other income (expense), net	174.0	(11.9)
(Loss) income from continuing operations before income taxes	(89.6)	36.7
Income tax expense	16.8	38.3
Net loss	(106.4)	(1.6)
Less: Net income attributable to noncontrolling interest	3.4	25.2
Net loss attributable to controlling interest	(109.8)	(26.8)
Less: Preferred stock dividends and accretion	—	12.2
Net loss attributable to common and participating preferred stockholders	$(109.8)	$(39.0)

Net loss per common share attributable to controlling interest:

Basic	$(0.56)	$(0.28)
Diluted	$(0.56)	$(0.28)

HARBINGER GROUP INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Three months ended December 31,
	2014	2013
	(Unaudited)
Revenues:
Consumer Products	$1,067.8	$1,100.6
Insurance	310.8	373.1
Energy	34.3	35.5
Asset Management	8.0	4.5
Intersegment elimination	(3.5)	(3.7)
Consolidated segment revenues	1,417.4	1,510.0
Corporate and Other	21.0	—
Total revenues	$1,438.4	$1,510.0

Operating (loss) income:
Consumer Products	$115.6	$125.0
Insurance	25.2	85.3
Energy	(195.0)	6.0
Asset Management	(1.1)	(3.9)
Intersegment elimination	(4.0)	(3.7)
Total segment operating (loss) income	(59.3)	208.7
Corporate and Other and eliminations	(123.7)	(29.4)
Consolidated operating (loss) income	(183.0)	179.3
Interest expense	(80.6)	(84.0)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	(47.2)
Gain on contingent purchase price reduction	—	0.5
Other income (expense), net	174.0	(11.9)
(Loss) income from continuing operations before income taxes	$(89.6)	$36.7

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter
Reconciliation to reported net income:	2015	2014
Reported net income - Consumer Products segment	$50.0	$54.4
Add back:
Interest expense	44.4	57.0
Income tax expense	20.5	12.7
Tell inventory fair value adjustment	0.8	—
Restructuring and related charges	7.4	4.5
Acquisition and integration related charges	8.1	5.5
Other	0.1	—
Adjusted EBIT - Consumer Products segment	131.3	134.1
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	18.4	17.9
Amortization of intangibles	20.5	20.2
Stock-based compensation	5.6	6.6
Adjusted EBITDA - Consumer Products segment	$175.8	$178.8
The table below shows the adjustments made to the reported net loss of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter
Reconciliation to reported net loss:	2015	2014
Reported net loss - Energy segment	$(39.5)	$(2.1)
Interest expense	4.5	4.7
Depreciation, amortization and depletion	13.5	11.2
EBITDA - Energy segment	(21.5)	13.8
Accretion of discount on asset retirement obligations	0.6	0.5
Impairments	190.0	—
Gain on remeasurement of investment to fair value	(141.2)	—
Non-recurring other operating items	1.0	—
(Gain) Loss on derivative financial instruments	(18.7)	3.4
Cash settlements on derivative financial instruments	2.4	0.2
Stock based compensation expense	0.3	0.1
Adjusted EBITDA - Energy segment	$12.9	$18.0
The table below shows the adjustments made to the reported net income of the Insurance segment to calculate its adjusted operating income (unaudited):

	Fiscal Quarter
Reconciliation to reported net income :	2015	2014
Reported net income - Insurance segment:	$8.7	$53.2
Effect of investment gains, net of offsets	0.1	(4.0)
Effect of change in FIA embedded derivative discount rate, net of offsets	22.0	(15.3)
Effect of class action litigation reserves, net of offsets	(0.5)	—
Adjusted operating income - Insurance segment	$30.3	$33.9